EXHIBIT (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-44064 on Form N-1A of our reports dated November 20, 2025, relating to the financial statements and financial highlights of Calvert Balanced Fund, Calvert Bond Fund, Calvert Equity Fund, and Calvert Focused Value Fund, each a series of Calvert Social Investment Fund (the “Trust”), appearing in Form N-CSR of the Trust for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 26, 2026